Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-210633, 333-216903, 333-223614, 333-230137, 333-236584, 333-254430, 333-263357, and 333-270208) of Aeglea BioTherapeutics, Inc. of our report dated March 2, 2023, except for the effects of the reverse stock split discussed in Note 14 to the consolidated financial statements, as to which the date is November 15, 2023 relating to the financial statements of Aeglea BioTherapeutics, Inc., which appears in Exhibit 99.2 of this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

November 15, 2023